Exhibit 4e
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
Not Transferable
This Guaranteed Lifetime Withdrawal Benefit Rider (this “Rider”) is attached to an individual deferred variable annuity contract (“Contract”). The Contract number is set out on the Rider Specifications page. If you choose to activate it, this Rider will provide guaranteed withdrawal rights for the life of the Insured. You will be entitled to take withdrawals from the Contract equal to the Benefit amount even if the Contract values are exhausted. It will also provide guaranteed withdrawal rights for the life of the Spouse of the Insured if you so elect at the time that you activate this Rider. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: This Rider is not effective until you activate it. You may activate this Rider by Written Request when permitted under the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the owner of the Contract, including a joint owner, if any. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider is a part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Rider shall control.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
OWNER: [JOHN DOE]
[JOINT OWNER: [JANE DOE]]
INSURED: [JOHN DOE]
ANNUITY CONTRACT NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
ROLLUP PERCENTAGE: [5.0%]
MAXIMUM ROLLUP PERIOD: [10] FULL CONTRACT YEARS FOLLOWING A RESET DATE
ROLLUP BOOSTER: [0.5% AFTER 15TH ANNIVERSARY OF THE RIDER EFFECTIVE DATE, ]
[PROVIDED THAT THERE HAS BEEN NO EXCESS WITHDRAWAL IN ANY ]
[PRIOR CONTRACT YEAR]
BENEFIT PERCENTAGE:

Age on Benefit Start Date	Benefit Percentage
[At least age 55 but under age 59-1/2]	[4.0%]
[Age 59-1/2 or older]	[5.0%]
BENEFIT BOOSTER: [0.5% IF THE BENEFIT START DATE IS ON OR AFTER 15TH ANNIVERSARY]
[OF THE RIDER EFFECTIVE DATE]
ENHANCED BENEFIT:

Enhanced Benefit Multiplier	[1.5]
Enhanced Benefit Duration	[1 CONTRACT YEAR]
Minimum Age for Enhanced Benefit	[Age 65]
RIDER CHARGE RATES:

	Insured Only		Insured and Spouse
	On Rider Issue		On Rider Issue
	Date	Maximum	Date	Maximum
Standard Benefit	[0.75%]	[1.70%]	[0.95%]	[1.70%]
With Enhanced Benefit	[0.95%]	[2.00%]	[1.15%]	[2.00%]
MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:	For information and assistance, or to make a complaint, call or write: Policyowner Services Department Annuity Investors Life Insurance Company P.O. Box 5423 Cincinnati, Ohio 45201-5423 1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.
Benefit: A guaranteed withdrawal benefit that is available under the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under this Rider is to be paid.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Enhanced Benefit: When elected, an additional Benefit available as set out in the Enhanced Benefit provision of this Rider.
Excess Withdrawal: Each withdrawal from the Contract on or after the Rider Effective Date except:
1)	a withdrawal to pay Rider Charges; or

2)	a withdrawal to pay Rider Benefits.
An offset of a defaulted Loan after the Rider Effective Date will be considered an Excess Withdrawal.
Insured: The person whose lifetime is used to measure the Benefits under this Rider. The Insured on the Rider Issue Date is set out on the Rider Specifications page.
The Insured is the individual who is the owner of the Contract on the Rider Issue Date, without regard to any joint owner. If an Owner is not a human being, then the Insured is the individual who is the Annuitant under the Contract, without regard to any joint Annuitant. Except as provided below, the Insured cannot be changed after the Rider Issue Date.
If the spouse of the person who is the Insured on the Rider Issue Date becomes the sole Owner or successor owner of the Contract before the Benefit Start Date, then that spouse will become the Insured.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by the values of the Contract.
Prohibited Transfer: An allocation or transfer of funds after the Rider Effective Date to a Sub-Account or other Contract option that is not a Designated Sub-Account. A transfer of funds before the Benefit Start Date will not be a Prohibited Transfer if it is required as collateral for a Loan.
Required Minimum Distribution: The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it will be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It will be reduced by all prior withdrawals or Benefit payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Rider Issue Date that would increase it. We will notify you if we make this choice.

Reset Date: Each of the following:
1)	the Rider Effective Date;

2)	a Contract Anniversary on which you elect to reset the Benefit Base Amount under the Reset Elections provision of this Rider;

3)	any date before the Benefit Start Date on which ownership of the Contract is transferred to the spouse of the Insured if a Spousal Benefit is not in effect and the Account Value of the Contract is less than the Benefit Base Amount; and

4)	any date before the Benefit Start Date which would have been the Death Benefit Valuation Date if a Spousal Benefit is not in effect and the spouse of the Insured becomes the successor owner of the Contract.
Rider Effective Date: The Contract Effective Date or Contract Anniversary on which you activate this Rider.
Rider Issue Date: The date that this Rider is issued with or is added to the Contract. The Rider Issue Date is set out on the Rider Specifications page.
Spousal Benefit: When elected, a Benefit that may be available for the life of the Spouse if the Insured dies after the Benefit Start Date.
Spouse: The person who is the spouse of the Insured as of the Benefit Start Date. A person will cease to be considered the Spouse at any time that the marriage of the Insured and that person is terminated by divorce, dissolution, annulment, or for other cause apart from the death of the Insured. A new Spouse cannot be substituted after the Benefit Start Date.
GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate this Rider on the Contract Effective Date or on any Contract Anniversary. You may not activate this Rider if:
1)	you have not satisfied the Required Allocations provision of this Rider; or

2)	we are no longer issuing this Rider with any new annuity contracts, and we prohibit further activations of this Rider on a nondiscriminatory basis; or

3)	the Insured is age 86 or older; or

4)	there is another rider then in effect for the Contract that provides guaranteed withdrawal benefits, guaranteed accumulation benefits, or guaranteed income benefits; or

5)	an event has occurred that would terminate this Rider.
At the time of activation, you may elect to activate the Spousal Benefit. The election of a Spousal Benefit will not change the death benefit provisions of the Contract. A Spousal Benefit will only be of value if the Insured is married on the Benefit Start Date, and the Spouse survives the Insured, is the sole Beneficiary, and elects to become the successor owner of the Contract.
At the time of activation, you may elect to activate the Enhanced Benefit. An Enhanced Benefit will only be of value if you satisfy the requirements and elect to take the Enhanced Benefit while this Rider is in effect.
Such elections are to be made by Written Request. Such elections must be made on or before the date on which this Rider is to take effect.

Required Allocations
To activate this Rider, your entire Account Value must be held in the Designated Sub-Account(s) except as required as collateral for a Loan. While this Rider is in effect, no Prohibited Transfer is allowed.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	from time to time after activation and before the Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of the Account Value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

2)	on or before the Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of the Account Value that is no longer needed as collateral.
A failure to make a transfer required above will terminate this Rider.
Misstatement
If the age of the Insured or the Spouse has been misstated, we will adjust the Benefit amount to the amount that would have been available based on the correct age. If the Benefit amount based on the correct age would have been lower, we will treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust Contract values and the Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. This Rider will terminate if the adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.
Rights of Insured Not Transferable
This Rider covers the Insured. It may also cover the Spouse of the Insured. It does not cover any other person. Rights to Benefits under this Rider cannot be transferred or assigned except to the Insured, or in the case of a Spousal Benefit, to the Spouse.
Declining this Rider
You may decline this Rider at any time by Written Request.
RIDER CHARGES
Rider Charge Amounts
There is a charge for this Rider for each Contract Year that it is in effect. The charge for a Contract Year will be equal to:
1)	the Benefit Base Amount determined as of the date immediately before the date that the charge is paid; multiplied by

2)	the Rider Charge Rate.
The Rider Charge Rates on the Rider Issue Date are set out on the Rider Specifications page. We may change the Rider Charge Rates for your Rider at any time or times that:
1)	you activate this Rider on a date that is after the Rider Issue Date;

2)	you reset the Benefit Base Amount under the Reset Elections provision of this Rider;

3)	you take an Excess Withdrawal; or

4)	a Spousal Benefit is not in effect, and the spouse of the Insured becomes the Owner or successor owner of the Contract.
The Rider Charge Rates will never exceed the maximum Rider Charge Rates set out on the Rider Specifications page. Changes, if any, in the Rider Charge Rates may apply to any Contract Year for which the charge has not yet been taken.

Rider Charge Payments
The charge for each Contract Year that this Rider is in effect is taken at the end of that Contract Year. In addition, a prorated portion of the charge for a Contract Year will be taken upon the surrender of the Contract or other termination of this Rider.
We will take the charge for this Rider as withdrawals from the Account Value of the Contract. No Early Withdrawal Charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for this Rider will be permanently waived once the Account Value of the Contract to which it is attached is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
The Benefit Start Date is the date that you first take a Benefit payment under this Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
The Benefit Start Date may not be before the Insured reaches the youngest age found on the Benefit Percentage table. If a Spousal Benefit is in effect, then the Benefit Start Date may also not be before the Spouse reaches the youngest age found on the Benefit Percentage table. The Benefit Percentage table is set out on the Rider Specifications page.
You must pay off all Loans on or before the Benefit Start Date. The Benefit Start Date may not be after the date that this Rider terminates.
Benefit Amount
The Benefit amount is the largest total amount that can be taken as a Benefit payment on or after the Benefit Start Date. It is determined each time that a Benefit payment is to be made.
The annual Benefit amount is equal to:
1)	the sum of the Benefit Percentage and any Benefit Booster for which you have qualified as of that Contract Year; as set out on the Rider Specifications page, multiplied by

2)	the Benefit Base Amount on the date that the payment is to be made.
The annual Benefit amount for the Contract Year that includes the Benefit Start Date will be prorated.
The Benefit amount available at any point in time on or after the Benefit Start Date is equal to:
1)	the annual Benefit amount as determined at that point in time; less

2)	the amount of each Benefit payment, if any, previously made during the current Contract Year.
The Benefit Percentage is fixed on the Benefit Start Date based on the table set out on the Rider Specifications page. The Benefit Percentage is based on the age of the Insured on the Benefit Start Date, unless a Spousal Benefit is in effect. If a Spousal Benefit is in effect, then it is based on the younger of the age of the Insured or the age of the Spouse on the Benefit Start Date.

Benefit Base Amount
Except as provided below, the Benefit Base Amount is equal to:
1)	the Account Value of the Contract on the most recent Reset Date; plus

2)	Purchase Payments received since the most recent Reset Date; plus

3)	Rollup Amounts credited since the most recent Reset Date; and minus

4)	an adjustment for each Excess Withdrawal, if any, since the most recent Reset Date.
The adjustment for an Excess Withdrawal is equal to:
1)	the percentage reduction in the Account Value of the Contract on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	the Benefit Base Amount just before the Excess Withdrawal.
Reset Elections
As of each Contract Anniversary that this Rider is in effect, you may elect to reset the Benefit Base Amount to the Account Value of the Contract on that Contract Anniversary, if higher. This election must be made by Written Request received by us no later than thirty (30) days after that Contract Anniversary. No reset may be elected if the Benefit Base Amount is higher than the Account Value on that Contract Anniversary.
Rollup Amounts
Rollup Amounts are credited to the Benefit Base Amount at the end of each full Contract Year that is included in a Rollup Period. A Rollup Period begins on any Reset Date that is before the Benefit Start Date, and ends on the earliest of:
1)	the completion of the Maximum Rollup Period, set out in the Rider Specifications page, as measured from the most recent Reset Date;

2)	the date that an Excess Withdrawal is taken; or

3)	the Benefit Start Date.
The Rollup Amount for a Contract Year is equal to:
1)	the sum of the Rollup Percentage and any Rollup Booster, as set out on the Rider Specifications page, for which you have qualified as of that Contract Year; multiplied by

2)	the Rollup Base.
The Rollup Base for a Contract Year is equal to:
1)	the Account Value on the most recent Reset Date; plus

2)	Purchase Payments received since that Reset Date but before the beginning of the current Contract Year; plus

3)	each Purchase Payment received during the current Contract Year multiplied by a fraction representing that portion of the Contract Year that the Purchase Payment was held under the Contract; and minus

4)	the value, if any, of any amount not held in a Designated Sub-Account at the end of that Contract Year.
No Rollup Amount will be credited for a Contract Year unless the full Contract Year is included in a Rollup Period.

Minimum Benefit
The annual Benefit amount for a Contract Year will never be less than the Required Minimum Distribution, if any, for the calendar year in which that Contract Year began.
Enhanced Benefit
If the Enhanced Benefit under this Rider was elected at the time of activation, then you may take the Enhanced Benefit in any Contract Year provided:
1)	you make Written Request to take the Enhanced Benefit before the beginning of the Contract Year;

2)	the Contract Year begins on or after the Benefit Start Date;

3)	if the Insured is living, the Contract Year begins on or after the date that the Insured has reached the Minimum Age for Enhanced Benefit, which is set out on the Rider Specifications page;

4)	if a Spousal Benefit is in effect and the Spouse is living, the Contract Year begins after the date that the Spouse has reached the Minimum Age for Enhanced Benefit, which is set out on the Rider Specifications page;

5)	the Enhanced Benefit has not already been taken for more Contract Years than the Enhanced Benefit Duration, which is set out on the Rider Specifications page; and

6)	this Rider has not terminated.
If the Enhanced Benefit Duration is more than one (1) Contract Year, then the Contract Years in which the Enhanced Benefit is taken must be consecutive.
For any Contract Year in which the Enhanced Benefit is taken, the annual Benefit amount will be equal to:
1)	the Benefit Percentage, as determined under the Benefit Amount provision of this Rider on the Benefit Start Date; multiplied by

2)	the Benefit Base Amount on the date that the payment is to be made; and multiplied by

3)	the Enhanced Benefit Multiplier, as set out on the Rider Specifications page.
Benefit Payments
Benefit payments will be made at any time or times on or after the Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Contract Year but not taken may not be carried over to the next Contract Year.
Until the Account Value is exhausted, Benefits are paid in the form of withdrawals from the Contract. After that, Benefits are paid under the Rider itself and no Excess Withdrawals are possible.
All rights to take Benefit payments will end on the earliest of:
1)	the date that the Insured dies, if the Spousal Benefit is not in effect; or

2)	the date that the Insured dies, if the Spousal Benefit is in effect but no Spouse survives the Insured; or

3)	the date that the Spouse dies, if a Spousal Benefit is in effect and the Spouse survives the Insured; or

4)	the completion of the maximum period that a benefit can be paid under the rules of Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract; or

5)	the date that this Rider terminates.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.

EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After the Rider Effective Date, we may decline to accept Purchase Payments to the Contract in excess of $50,000 per Contract Year. Before or after the Rider Effective Date, we may decline to accept any further Purchase Payments to the Contract if we are no longer issuing annuity contracts with this Rider unless you decline or terminate this Rider. After the Benefit Start Date, we reserve the right to impose additional restrictions on Purchase Payments to the Contract on a nondiscriminatory basis.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for this Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce the Account Value of the Contract below the minimum that is otherwise required;

4)	we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

5)	it may completely exhaust the Account Value of the Contract.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited
You must pay off all Loans on or before the Benefit Start Date. You may not take a new Loan on or after the Benefit Start Date so long as this Rider is in effect.
Continuation of Contract
If the Account Value of the Contract is completely exhausted by payment of Rider charges or Benefits or because the value of a Designated Sub-Account falls to zero (0), the Contract will not terminate until the Rider terminates. However, no further Purchase Payments may be made to the Contract, no Excess Withdrawals are possible, and the Contract cannot be annuitized.
Annuity Benefit of Contract
The Annuity Benefit under the Contract will not be less than the annual Benefit amount, as determined under the Benefit Amount provision of this Rider as of the Annuity Commencement Date, if:
1)	the Contract is annuitized with annual payments for the life of the Insured, or if a Spousal Benefit is in effect, for the joint and survivor lives of the Insured and Spouse;

2)	the actual Annuity Commencement Date is on or after the original Annuity Commencement Date set out on the Contract Specifications page; and

3)	the actual Annuity Commencement Date is reached while this Rider is in effect and after the Benefit Start Date.

TERMINATION
All rights under this Rider terminate upon any one of the following to happen:
1)	your Written Request to decline or terminate this Rider;

2)	a transfer or assignment of an interest in the Contract, unless to the Insured, or to the spouse of the Insured before the Benefit Start Date, or to the Spouse of the Insured when a Spousal Benefit has been elected;

3)	a failure to hold funds as called for by the Required Allocations provision of this Rider;

4)	an Excess Withdrawal from the Contract that reduces the Benefit Base Amount below the Minimum Required Value set out on the Rider Specifications page;

5)	the surrender or annuitization of the Contract;

6)	a death that would give rise to a death benefit under the Contract, unless the spouse of the Insured becomes the successor owner of the Contract before the Benefit Start Date or the Spouse of the Insured becomes the successor owner of the Contract when a Spousal Benefit is in effect; or

7)	the complete payment of all Benefits that are due under this Rider.

GUARANTEED LIFETIME WITHDRAWAL BENEFITS RIDER
Not Transferable